Exhibit 99.1

NEWS RELEASE

FOR RELEASE THURSDAY, JANUARY 26, 2006 AT 7:01 AM ET

Contacts:
Kyle Kuvalanka (investors) (617) 761-4734	Theresa McNeely (media) (617) 679-7405

MILLENNIUM ACHIEVES 2005 FINANCIAL GUIDANCE
— VELCADE® (bortezomib) for Injection U.S. net product sales up 34 percent in 2005 —
— Company advances pipeline, announces portfolio decisions —

Cambridge, Mass., January 26, 2006 — Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today reported financial results for the year ended December 31, 2005 and reiterated financial guidance for 2006 including achieving non-GAAP profitability.(1)

“For the third consecutive year, we achieved our financial guidance while continuing to build a solid foundation for profitable growth long term,” said Marsha Fanucci, senior vice president and chief financial officer. “Entering 2006, we are executing on our refined strategy announced in October with operating expenses expected to be approximately 30 percent lower than 2004 results and approximately 19 percent lower than 2005 results. We are confident we can become profitable while continuing to invest in VELCADE and the pipeline for long-term sustainable growth.”

2005 Financial Results

•	Non-GAAP net loss for 2005 narrowed 52 percent to $87.2 million, or $0.28 per share, from $180.8 million, or $0.59 per share, in 2004. Net loss on a GAAP basis for 2005, including restructuring and amortization of intangibles, narrowed 21 percent to $198.2 million, or $0.64 per share, from $252.3 million, or $0.83 per share, in 2004.
•	Total revenue in 2005 increased to $558.3 million from $448.2 million in 2004.
—	U.S. net product sales for VELCADE in 2005 increased to $192.1 million from $143.1 million in 2004. This 34 percent increase was driven primarily by growth in the multiple myeloma second-line treatment setting, corresponding with the drug’s full approval in March 2005, and in the multiple myeloma front-line treatment setting, although Millennium only promotes the product for its approved indication.
—	For the first eight months of 2005, the Company reported co-promotion revenue of $123.5 million associated with the original collaboration agreement with Schering-Plough Corporation for INTEGRILIN® (eptifibatide) Injection.
—	Effective September 1, 2005, the Company modified the relationship with Schering-Plough for INTEGRILIN from a co-promotion arrangement to a royalty-stream arrangement. As a result, the Company began reporting royalties in a separate line item. Royalties for the last four months of 2005 were $38.2 million and primarily included royalties from Schering-Plough for product sales of INTEGRILIN in the U.S. and in other territories and from Ortho Biotech Products, L.P., a member of the Johnson & Johnson Family of Companies, for sales of VELCADE outside the U.S.
—	Strategic alliance revenue in 2005 increased to $204.5 million from $98.9 million in 2004, which included the $71.4 million one-time sale of INTEGRILIN inventory to Schering-Plough on September 1, 2005 as well as reimbursements and payments upon the achievement of milestones from the Company’s collaborations.
•	Research and development (R&D) expenses in 2005 decreased to $342.2 million from $402.6 million in 2004 primarily as a result of cost reductions associated with the Company’s strategy refinement and restructuring efforts.
•	Selling, general and administrative (SG&A) expenses in 2005 decreased to $180.6 million from $196.6 million in 2004 primarily as a result of cost savings associated with the restructured relationship with Schering-Plough for INTEGRILIN.
•	As of December 31, 2005, the Company had $645.6 million in cash, cash equivalents and marketable securities and $105.5 million outstanding principal amount of convertible debt, of which $5.9 million is classified as short term.

2006 Financial Guidance

The Company is reiterating guidance for 2006, as originally provided on January 5, 2006:

•	VELCADE U.S. net product sales are expected to be in the range of $225 million to $250 million, a 17 percent to 30 percent increase over 2005.
•	Royalties are expected to be in the range of $115 million to $125 million.
•	Operating expenses, consisting of R&D and SG&A expenses, are anticipated to be approximately $425 million, a reduction of approximately 30 percent compared to 2004 expenses and approximately 19 percent compared to 2005 expenses.
•	Non-GAAP net income is projected to be up to $5 million.
•	GAAP net loss is expected to be in the range of $95 million to $115 million with the difference between the GAAP net loss and non-GAAP net income attributable to stock-based compensation, amortization of intangibles and restructuring.
—	Stock-based compensation expense for 2006, related to stock options, the Company’s employee stock purchase plan and restricted stock, is expected to be in the range of $40 million to $50 million. This estimate is dependent upon market price, assumptions used in estimating the fair value and the levels of share-based payments in 2006.
—	Amortization of intangibles is expected to be approximately $34 million.
—	Restructuring charges are expected to be in the range of $25 million to $30 million.
•	Cash, cash equivalents and marketable securities are anticipated to be greater than $500 million on December 31, 2006.

“Millennium made significant strategic moves in 2005 to solidify our foundation for continually delivering new medicines to the marketplace in areas of high unmet medical need,” commented Deborah Dunsire, M.D., president and chief executive officer. “In the coming year, our priorities are to grow VELCADE sales through our expanded sales force and new marketing strategy, aggressively advance the pipeline by meeting key development milestones and progress new molecules from discovery to the development pipeline. We will also continue to look outside the Company for complementary assets that could add value to the Company in 2007 and beyond.”

Recent Pipeline Developments

Millennium continues to advance a pipeline of seven clinical and late preclinical molecules in oncology and inflammation including two high-priority molecules which have shown meaningful clinical activity with manageable safety profiles: MLN02, an antibody to alpha4ß7, and MLN518, a novel, oral, small molecule designed to inhibit type III receptor tyrosine kinases. In a phase II trial, MLN02 has demonstrated statistically significant improvements in remission rates compared to placebo in ulcerative colitis patients. In a phase I/II trial, MLN518 has demonstrated single-agent anti-leukemic activity in patients with acute myelogenous leukemia (AML) in the relapsed treatment setting. Recent developments include:

•	MLN518: Based on data of MLN518 as a single agent in the relapsed treatment setting, the Company initiated a phase I/II, open-label, multi-center study of MLN518 in combination with standard induction chemotherapy in patients with newly diagnosed acute myelogenous leukemia. Millennium also entered into a multi-year research agreement with the Cancer Therapy Evaluation Program, a branch of the National Cancer Institute and the National Institutes of Health, to explore the potential of MLN518 in a variety of tumor types.

The Company announced several additional pipeline advances in the fourth quarter 2005:

•	MLN3701: In December, the Company initiated a phase I trial in healthy volunteers with MLN3701, an oral CCR1 inhibitor, to test safety, tolerability, as well as pharmacokinetics/pharmacodynamics of the molecule.
•	MLN8054: In November, the Company initiated a phase I trial in advanced malignancies with MLN8054, an oral, selective Aurora A kinase inhibitor discovered by Millennium. This trial will examine the safety and activity of MLN8054 in a range of solid and hematological tumors.
•	MLN0415: The Company also brought forward a new small molecule, MLN0415, an oral inhibitor of IKKß, from its discovery organization to development candidate status. MLN0415 is the fourth Millennium discovered molecule to reach the Company’s development pipeline in two years.

As part of the Company’s ongoing portfolio management process and based on the evaluation of recent clinical data in the context of additional opportunities in the pipeline, the Company has decided not to continue the development of MLN1202, a novel anti-CCR2 antibody, in rheumatoid arthritis (RA), one of the four indications being evaluated with this molecule, or MLN2704, a novel anti-PSMA antibody conjugated to the toxin DM1.

•	MLN1202 in RA: While the Company has been encouraged by the activity seen with MLN1202, Millennium does not believe the data from the phase IIa trial in RA warrant moving forward at this time. Millennium will continue to explore MLN1202 in phase IIa studies in multiple sclerosis, atherosclerosis and scleroderma.
•	MLN2704: Based on data from a phase I/II trial, the Company does not believe that a sufficient therapeutic window is achievable with MLN2704. The Company is evaluating whether to continue development of the anti-PSMA antibody with other conjugated toxins including other maytansanoid.

Recent VELCADE Developments

VELCADE is the market leader in the multiple myeloma relapsed treatment setting. To build on this leadership position in 2006, the Company has expanded its sales force by 50 percent with the goal of approximately doubling the number of calls to physicians per day. The expanded sales force was deployed January 1, 2006.

At the 47th Annual Meeting of the American Society of Hematology (ASH), VELCADE was included in 117 abstracts further demonstrating significant interest in the product from the hematology community.

•	VELCADE continued to show a significant single-agent survival advantage in the multiple myeloma relapsed treatment setting. At ASH, the Company presented an update on the phase III APEX trial, which continued to show that single-agent VELCADE is superior to high-dose dexamethasone with a median overall survival of 30 months in the VELCADE arm versus 24 months in the dexamethasone arm, even though 62 percent of patients in the dexamethasone arm crossed over to VELCADE at some point. VELCADE is the only therapy to show a single-agent survival advantage in the multiple myeloma relapsed treatment setting. The most common adverse events in this trial were asthenic conditions, diarrhea, nausea and constipation.
•	Other ASH abstracts featuring VELCADE showed some of the highest recorded response rates seen in the multiple myeloma front-line treatment setting with overall response rates as high as 92 percent and complete and near-complete response rates as high as 43 percent. The most common adverse events reported in these abstracts were gastrointestinal events, hematologic events, fatigue and peripheral neuropathy.
•	VELCADE in combination with melphalan and prednisone in the multiple myeloma front-line treatment setting showed response rates comparable to those typically seen only in transplant. In a phase I/II study with patients 65 years and older, presented by J. San Miguel, M.D., of the Hematology Department at the University of Salamanca in Spain, VELCADE with melphalan and prednisone showed an 86 percent overall response rate and a complete response rate of 30 percent, with molecular remission achieved in half of the patients who received a complete response. The most common adverse events were gastrointestinal events, hematologic events, fatigue and peripheral neuropathy.
•	A phase II study of VELCADE in combination with rituximab demonstrated encouraging results in the relapsed and refractory treatment setting of indolent B-cell lymphomas, including a large percentage of patients who had previously been treated with rituximab alone and in combination with chemotherapy. The results of the study, presented at ASH with 74 evaluable patients, showed response rates greater than 50 percent with improved efficacy, safety and dosing convenience in a once-weekly VELCADE regimen. The most common adverse events in this trial were gastrointestinal events, neutropenia, thrombocytopenia and peripheral neuropathy.

Millennium and Johnson & Johnson Pharmaceutical Research and Development, L.L.C. are investigating VELCADE in both hematologic and solid tumors in trials throughout the U.S. and Europe. VELCADE is currently approved in more than 60 countries worldwide including the U.S., most of Europe, and a number of countries within Latin America and South-East Asia such as Argentina, China, Korea, Singapore and Thailand.

Recent Organizational Developments and 2006 Strategic Goals

The Company continues to build on a strong foundation of leadership. Christophe Bianchi, M.D. has been appointed executive vice president of commercial and a member of the executive team. Dr. Bianchi has over 17 years of pharmaceutical-marketing experience, most recently with sanofi-synthelabo USA, where he served as vice president, business unit head of oncology. Mark Kost has been appointed vice president of finance. Mr. Kost has over 20 years of experience in a variety of accounting and financial roles and was most recently a vice president of finance at the Gillette Company.

The Company also announced the promotions of Grant Bogle to senior vice president of sales and marketing for VELCADE, and Elizabeth Lewis to vice president, commercial law. In addition, Anna Protopapas, senior vice president of corporate development, joined the Company’s executive team.

The Company outlined 2006 goals relating to three key strategic drivers of the business: VELCADE, the pipeline and strategic business relationships.

VELCADE:

•	Grow U.S. net product sales to be in the range of $225 million to $250 million.
•	Support publications for compendia listing in the multiple myeloma front-line treatment setting while continuing with the registration strategy of three phase III trials exploring VELCADE in combination with standard front-line therapies.
•	File an sNDA in the mantle cell non-Hodgkin’s lymphoma relapsed treatment setting.
•	Initiate a phase III trial of VELCADE and rituximab versus rituximab alone in relapsed follicular and marginal zone non-Hodgkin’s lymphoma relapsed treatment setting.

Pipeline:

•	Advance highest priority clinical programs, MLN518 and MLN02.
•	Progress at least two molecules to critical decision points in order to advance the pipeline and enable focus of resources on key programs.
•	Advance two new molecular entities from discovery to development candidate status.

Strategic Business Relationships:

•	Continue to evaluate and pursue opportunities that support long-term growth.

Conference Call Reminder

In conjunction with this news release, Millennium will host a live webcast of its conference call today, Thursday, January 26, 2006 at 8:30 AM ET. This webcast can be accessed by visiting the Investors section of the Company’s website, www.millennium.com. Following the webcast, an archived version of the call will be available at the same address for 30 days.

About VELCADE

VELCADE is indicated for the treatment of multiple myeloma patients who have received at least one prior therapy. VELCADE is contraindicated in patients with hypersensitivity to bortezomib, boron or mannitol. VELCADE should be administered under the supervision of a physician experienced in the use of antineoplastic therapy.

Risks associated with VELCADE therapy include new or worsening peripheral neuropathy, hypotension observed throughout therapy, cardiac disorders, gastrointestinal adverse events, thrombocytopenia and tumor lysis syndrome. Women of childbearing potential should avoid becoming pregnant while being treated with VELCADE.

In 331 patients who were treated with VELCADE in a phase III study, the most commonly reported adverse events were asthenic conditions (61%), diarrhea (57%), nausea (57%), constipation (42%), peripheral neuropathy (36%), vomiting (35%), pyrexia (35%), thrombocytopenia (35%), psychiatric disorders (35%), anorexia and appetite decreased (34%), parasthesia (27%), dysesthesia (27%), anemia and headache (26%) and cough (21%). Fourteen percent of patients reported at least one episode of grade 4 toxicity; the most common grade 4 toxicities were thrombocytopenia (4%), neutropenia (2%) and hypercalcemia (2%). A total of 144 patients on VELCADE (44%) reported serious adverse events (SAEs) during the study. The most commonly reported SAEs were pyrexia (6%), diarrhea (5%), dyspnea, pneumonia (4%) and vomiting (3%).

VELCADE is being co-developed by Millennium Pharmaceuticals, Inc. and Johnson & Johnson Pharmaceutical Research & Development, L.L.C. Millennium is responsible for commercialization of VELCADE in the U.S.; Janssen-Cilag is responsible for commercialization in Europe and the rest of the world. Janssen Pharmaceutical K.K. is responsible for commercialization in Japan. Outside the United States, VELCADE is approved as a second-line treatment. Johnson & Johnson Research & Development, L.L.C., Ortho Biotech Products, L.P., Janssen-Cilag and Janssen Pharmaceuticals K.K. are all members of the Johnson & Johnson Family Of Companies.

For more information about VELCADE clinical trials, patients and physicians can contact the Millennium Medical Product Information Department at 1-866-VELCADE (1-866-835-2233).

About Millennium

Millennium Pharmaceuticals, Inc., a leading biopharmaceutical Company based in Cambridge, Mass., markets VELCADE, a novel cancer product, and has a robust clinical development pipeline of product candidates. The Company’s research, development and commercialization activities are focused in two therapeutic areas: oncology and inflammation. By applying its knowledge of the human genome, understanding of disease mechanisms and industrialized drug discovery platform, Millennium is developing an exciting pipeline of innovative candidate products. The Company’s website is www.millennium.com.

This press release contains “forward-looking statements,” including statements about the Company’s growth, future operating results, discovery, development of products and strategic alliances. Various important risks may cause the Company’s actual results to differ materially from the results indicated by these forward-looking statements, including: adverse results in its drug discovery and clinical development programs; failure to obtain patent protection for its discoveries; commercial limitations imposed by patents owned or controlled by third parties; the Company’s dependence upon strategic alliance partners to develop and commercialize products and services based on its work; difficulties or delays in obtaining regulatory approvals to market products and services resulting from its development efforts; product withdrawals; competitive factors; difficulties or delays in manufacturing the Company’s products; government and third party reimbursement rates; the commercial success of VELCADE and INTEGRILIN; achieving revenue consistent with internal forecasts; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of the risks and uncertainties the Company faces, see the reports it has filed with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Editors’ Note: This press release is also available under the Media section of the Company’s website at: www.millennium.com.

(1)Non-GAAP net loss, non-GAAP net income and non-GAAP profitability are non-GAAP financial measures. With respect to forward-looking information presented on a non-GAAP basis, other than amortization of intangibles of approximately $34 million in 2006, restructuring charges between $25 million and $30 million in 2006 and stock-based compensation expense of between $40 million and $50 million in 2006, the Company is unable to provide a quantitative reconciliation because the items that would be excluded are difficult to predict and estimate and are primarily dependent on future events. Please see the Form 8-K furnished on January 26, 2006, by the Company to the Securities and Exchange Commission for a discussion of why the Company believes these non-GAAP measures are useful to investors and the additional purposes for which management uses these measures.

Millennium Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
REVENUES:
Net product sales	$52,444	$40,764	$192,073	$143,052
Co-promotion revenue	—	47,230	123,524	206,264
Revenue under strategic alliances	44,151	12,353	204,519	98,890
Royalties (Note 1)	25,678	—	38,192	—

Total revenues	122,273	100,347	558,308	448,206

COSTS AND EXPENSES:
Cost of sales	21,046	17,824	141,327	70,286
Research and development	88,459	102,937	342,184	402,558
Selling, general and administrative	36,279	59,144	180,599	196,644

Total costs and expenses	145,784	179,905	664,110	669,488

OTHER INCOME (EXPENSE):
Investment income, net	5,002	(2,429)	29,083	11,221
Interest expense	(2,710)	(2,679)	(10,433)	(10,691)
Gain on sale of equity interest in joint venture	—	—	—	40,000

Total other income (loss)	2,292	(5,108)	18,650	40,530

NON – GAAP NET LOSS (Note 2)	$(21,219)	$(84,666)	$(87,152)	$(180,752)

Amortization of intangibles	(8,487)	(8,378)	(33,987)	(33,512)
Restructuring	(14,213)	(1,663)	(77,110)	(38,033)

NET LOSS	$(43,919)	$(94,707)	$(198,249)	$(252,297)

NON – GAAP NET LOSS PER SHARE	$(0.07)	$(0.28)	$(0.28)	$(0.59)

Amortization of intangibles	(0.03)	(0.02)	(0.11)	(0.11)
Restructuring	(0.04)	(0.01)	(0.25)	(0.13)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.14)	$(0.31)	$(0.64)	$(0.83)

Weighted average shares, basic and diluted	310,096	305,977	308,284	304,830

Note 1: Beginning September 1, 2005, in connection with the closing of the Company’s transaction with Schering-Plough for INTEGRILIN, the Company now reports royalty revenue. Royalty revenue may include royalties earned upon sales of INTEGRILIN in the United States and other territories around the world as provided by Schering-Plough, royalties earned upon sales of INTEGRILIN in Europe as provided by GlaxoSmithKline, distribution fees earned upon sales outside of the United States of VELCADE as provided by Ortho Biotech and any royalties earned under certain of our early discovery alliances.

Note 2: Amortization of intangibles and restructuring charges are deducted in accordance with generally accepted accounting principles in the United States (“GAAP”) to arrive at GAAP reported net loss for the periods presented.

Condensed Consolidated Balance Sheets
(unaudited)
(in thousands)

	December 31, 2005	December 31, 2004
Cash, cash equivalents and marketable securities	$645,588	$700,407
Other current assets	95,508	201,205
Property and equipment, net	183,059	220,115
Restricted cash and other assets	25,202	25,641
Goodwill and intangible assets, net	1,578,275	1,609,663

Total assets	$2,527,632	$2,757,031

Current liabilities	$164,595	$240,861
Other long-term liabilities	85,562	57,263
Capital lease obligations, net of current portion	76,226	80,452
Long term debt, net of current portion	99,571	105,461
Stockholders' equity	2,101,678	2,272,994

Total liabilities and stockholders' equity	$2,527,632	$2,757,031